Exhibit 99.1

FOR:	MDC Partners Inc.
330 Hudson Street, 10th Floor
New York, NY 10013

CONTACT:	Alexandra Delanghe Ewing
Chief Communications Officer
646-429-1845
adelanghe@mdc-partners.com

MDC Partners Appoints Wade Oosterman to Board of Directors

Vice Chair of Bell Canada Brings Added Sophisticated Financial, Operational

and Brand Building Experience to the Board

New York, New York, January 24, 2020 (NASDAQ: MDCA) – MDC Partners announced today that Wade Oosterman was elected yesterday to its board of directors, effective January 23, 2020, and will also serve on the MDC Partners audit committee.

As Vice Chair of Bell Canada, the country’s largest communications provider, and Group President of Bell Media, Canada’s leading multimedia company, Oosterman brings to the board deep financial acumen, expertise in risk assessment and mitigation, and an exceptional operational background. He also serves as Bell’s Chief Brand Officer, including overall brand stewardship, advertising, promotions and sponsorships, offering the MDC board a unique marketing and industry point of view.

“Wade’s experience includes extensive operational and marketing leadership of some of the most technologically forward and data savvy organizations in the world,” said Mark Penn, Chairman and CEO of MDC Partners. “He brings sophisticated financial expertise, with background in transactions at every stage of capital maturity, a mastery of modern branding, and international experience across Europe, Asia and North America. We are thrilled to be welcoming his perspective to our board at this stage in MDC’s strategic growth.”

Vice Chair of Bell and Group President of Bell Media since 2018, and Chief Brand Officer since 2006, Oosterman has also served as President of Bell Mobility, the company’s national wireless business. He was previously Chief Marketing and Brand Officer for TELUS Corp. and Executive Vice President, Sales and Marketing for TELUS Mobility. In 1987, Oosterman co-founded wireless carrier Clearnet Communications Inc. and served on its board of directors until the company’s sale in 2000 to TELUS for $6.6 billion, still the largest transaction in Canadian telecom history.

“I’m proud to join the board of MDC Partners, an exceptional marketing and communications network that is far greater than the sum of its parts,” said Mr. Oosterman. “This is an exciting opportunity to work with some of the best marketers and brand builders in the world, and I am committed to offering my own learning and experience to support the MDC team in continuing to deliver outstanding value and competitive advantage to our clients.”

Oosterman currently serves on the boards of Telephone Data Systems Inc., a telecom operator participating in the US Midwest markets, and Enstream, a joint venture of the three largest Canadian telecom providers that develops mobile payment and identity verification products. He has also served on the boards of Ingram Micro and Virgin Mobile Canada.

Oosterman assumes the board position previously held by Dan Goldberg, who retired from the board, effective yesterday.

“It has been a privilege to serve on the MDC Board and to work with the company’s management team and other directors during this transformative time for the company,” said Goldberg. “I wish MDC great success and look forward to tracking the company’s growth as it executes on the strategic initiatives put in motion over the last several months.”

“Dan has been an instrumental player in some of the most significant activities and developments in the company’s recent history, and a valuable member of our team as MDC put in place a new, refocused strategic plan over the last year,” added Penn. “We’re immensely grateful to Dan for his insights, counsel, and contributions as a valued member of our board, and wish him the very best in all his endeavors.”

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As “The Place Where Great Talent Lives,” MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

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